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                                  EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
BankWest, National Association

     We consent to inclusion of our report dated January 31, 1997, with respect to the balance sheets of BankWest, National Association as of December 31, 1996, 1995 and 1994, and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form S-4 of BankWest Financial, Inc. and to the reference to our firm under the heading "Information Concerning Accountants" in the Prospectus/Proxy Statement.

                         GALUSHA HIGGINS & GALUSHA
                         /s/ Galusha Higgins & Galusha




Missoula, Montana

May 1, 1997